                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              Kirby Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

[KIRBY CORP.
    LOGO]                  KIRBY CORPORATION

                                   NOTICE OF

                         ANNUAL MEETING OF STOCKHOLDERS

                                      AND

                                PROXY STATEMENT

                          MEETING DATE: APRIL 18, 2000

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

                  PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN
                    YOUR PROXY CARD IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

KIRBY CORPORATION LOGO         KIRBY CORPORATION

                           55 WAUGH DRIVE, SUITE 1000
                                 P. O. BOX 1745
                           HOUSTON, TEXAS 77251-1745

                                                                   March 8, 2000

Dear Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Kirby Corporation to be held on Tuesday, April 18, 2000, at 10:00 a.m. (CDT), at the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010.

     In addition to the formal items of business to be brought before the meeting, there will be a report on our Company's operations, followed by a question and answer period.

     Your vote is very important, regardless of the number of shares you own. Please ensure that your shares will be represented at the meeting by completing, signing and returning your proxy card in the envelope provided.

     Thank you for your continued support of Kirby. The 1999 year was an exciting year for Kirby with the acquisition in October of Hollywood Marine, Inc. We remain committed to improving our earnings and our return on equity and capital, thereby enhancing the value of your investment in Kirby Corporation.

                                            Sincerely,

                                            [C. BERDON LAWRENCE]
                                            C. BERDON LAWRENCE
                                            Chairman of the Board

                                            [J.H. PYNE]
                                            J. H. PYNE
                                            President and Chief Executive
                                            Officer

                               KIRBY CORPORATION
                             (A NEVADA CORPORATION)

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               Date:  Tuesday, April 18, 2000
                               Time:  10:00 a.m. CDT
                               Place: Four Seasons Hotel
                                   1300 Lamar
                                   Houston, Texas 77010

     Matters to be voted on:

     - Elect eight directors;

     - Any other business that may properly come before the meeting.

     You have the right to receive this notice and vote at the Annual Meeting if you were a shareholder of record at the close of business on March 1, 2000. Please remember that your shares cannot be voted unless you sign and return the enclosed proxy card, vote in person at the Annual Meeting, or make other arrangements to vote your shares.

                                            For the Board of Directors,

                                            THOMAS G. ADLER
                                            Secretary

March 8, 2000

                               KIRBY CORPORATION
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Kirby Corporation (the "Company") to be voted at the Annual Meeting of Stockholders to be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, on April 18, 2000, at 10:00 a.m.
(CDT).

     Whenever we refer in this Proxy Statement to the Annual Meeting, we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting. The Notice of Annual Meeting, this Proxy Statement, the proxy card and the Company's Annual Report, which includes the Annual Report on Form 10-K for 1999, are being mailed to stockholders on or about March 14, 2000.

                            SOLICITATION OF PROXIES

THE PROXY CARD

     Your shares will be voted as specified on the enclosed proxy card. If a proxy is signed without choices specified, those shares will be voted for the election of all the directors named in this Proxy Statement and at the discretion of the proxies on other matters.

     You are encouraged to complete, sign and return the proxy card even if you expect to attend the meeting. If you sign a proxy card and deliver it to us, but then want to change your vote, you may revoke your proxy at any time prior to the Annual Meeting by sending us a written revocation or a new proxy, or by attending the Annual Meeting and voting your shares in person.

COST OF SOLICITING PROXIES

     The cost of soliciting proxies will be paid by the Company. The Company has retained Corporate Investor Communications, Inc. ("CIC") to solicit proxies at an estimated cost of $5,000, plus out-of-pocket expenses. Employees of the Company may also solicit proxies, for which the expense would be nominal and borne by the Company. Solicitation may be by mail, facsimile, electronic mail, telephone or personal interview.

                                     VOTING

STOCKHOLDERS ENTITLED TO VOTE

     Stockholders of record at the close of business on March 1, 2000 will be entitled to notice of, and to vote at, the Annual Meeting. As of March 1, 2000, the Company had 24,518,493 outstanding shares of common stock. Each share of common stock is entitled to one vote.

QUORUM AND VOTES NECESSARY TO ADOPT PROPOSALS

     In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their principals will be counted for the purpose of determining whether a quorum is present. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the entirety of the meeting. A plurality of the votes cast is required for the election of directors. A majority of the outstanding shares entitled to vote that are represented at the meeting in person or by proxy is required for approval of any other matters that may be presented at the meeting.

                         ELECTION OF DIRECTORS (ITEM 1)

     The Bylaws of the Company provide that the Board of Directors shall consist of not fewer than three nor more than fifteen members and that the number of directors, within such limits, shall be determined by resolution of the Board of Directors at any meeting or by the stockholders at the Annual Meeting. By resolution of the Board of Directors at its January 18, 2000 meeting, the number of directors constituting the Board of Directors was set at eight.

     It is intended that the shares represented by the enclosed proxy card will be voted, unless such authority is withheld, for the election of the eight director nominees named in the following section. Each nominee is presently a director of the Company. Philip J. Burguieres and C. Berdon Lawrence were elected as directors of the Company by a unanimous vote of the Board of Directors on October 19, 1999. Thomas M. Taylor, who has served as a director since 1996 and J. Virgil Waggoner, who has served as a director since 1993, will not stand for reelection. In addition, Henry Gilchrist, a non-voting Advisory Director since 1987, will not continue to serve in such capacity after the Annual Meeting. The directors will be elected to serve for the next year and until their successors have been elected. In the event that any director nominee should become unavailable to serve as a director, which is not anticipated, the persons named as proxies in the enclosed proxy card intend to vote for a nominee who shall be designated by the present Board of Directors to fill the vacancy.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE ELECTION OF DIRECTORS

     The Board of Directors of the Company unanimously recommends a vote "FOR" the election of each of the following individuals nominated for election as a director.


                         Philip J. Burguieres
[PHOTO]                  Director since 1999
                         Age 56
                         Houston, Texas
                         Mr. Burguieres is Chairman and Chief Executive Officer of
                         EMC Holdings, LLC, an investment management company
                         specializing in the oil and gas exploration and production industries. He is Vice Chairman of Houston NFL Holdings and is Chairman Emeritus of Weatherford International, Inc. He
                         serves as a member of the Compensation Committee. He is also a director of Chase Bank of Texas, N.A., Denali
                         Incorporated, McDermott International, Inc. and Newfield
                         Exploration Company.

                         C. Sean Day
[PHOTO]                  Director since 1996
                         Age 50
                         Greenwich, Connecticut
                         Mr. Day is Chairman of Teekay Shipping Corporation, a
                         foreign flag tank vessel owner and operator. He has served in that position since September 1999. Mr. Day served as
                         President and Chief Executive Officer of Navios Corporation,
                         a foreign flag bulk vessel operator, until February 28,
                         1999. He serves as a member of the Audit Committee and
                         Strategic Planning Committee. He is also a director of
                         Sparkling Springs Water Group.

                         Bob G. Gower
[PHOTO]                  Director since 1998
                         Age 62
                         Houston, Texas
                         Mr. Gower is Chairman and Chief Executive Officer of
                         Specified Fuels & Chemicals L.L.C., a custom processor of
                         specialty chemicals and manufacturer of reference fuels.
                         From 1988 to 1997, he served first as President and then as
                         Chairman of Lyondell Petrochemical Company. Mr. Gower serves as Chairman of the Audit Committee.


                         William M. Lamont, Jr.
[PHOTO]                  Director since 1979
                         Age 51
                         Dallas, Texas
                         Mr. Lamont is a private investor. He serves as Chairman of the Compensation Committee and is a member of the Executive
                         Committee and Committee on Directors and Board Governance.

                         C. Berdon Lawrence
[PHOTO]                  Director since 1999
                         Age 57
                         Houston, Texas
                         Mr. Lawrence has served as Chairman of the Board of the
                         Company since October 1999. He was the founder and President of Hollywood Marine, Inc., an inland tank barge company
                         acquired by the Company in October 1999. He is also a
                         director of Pennzoil-Quaker State Company.

                         George A. Peterkin, Jr.
[PHOTO]                  Director since 1973
                         Age 72
                         Houston, Texas
                         Mr. Peterkin has served as Chairman Emeritus of the Board of the Company since October 1999 and served as Chairman of the
                         Board of the Company from April 1995 to October 1999. He
                         served as President from 1973 to 1995 and serves as a member of the Executive Committee, Committee on Directors and Board
                         Governance and Strategic Planning Committee. He also served as President of the Company's predecessor company, Kirby
                         Industries, Inc., from 1973 to 1976.

                         J. H. Pyne
[PHOTO]                  Director since 1988
                         Age 52
                         Houston, Texas
                         Mr. Pyne has served as President and Chief Executive Officer of the Company since April 1995. He served as Executive Vice
                         President from 1992 to 1995 and also served as President of
                         Kirby Inland Marine, Inc., the Company's principal
                         transportation subsidiary, from 1984 to 1999. He serves as a member of the Executive Committee, Committee on Directors
                         and Board Governance and Strategic Planning Committee.

                         Robert G. Stone, Jr.
[PHOTO]                  Director since 1983
                         Age 76
                         Greenwich, Connecticut
                         Mr. Stone is a private investor. He has served as Chairman
                         Emeritus of the Board of the Company since 1995, and served as Chairman of the Board of the Company from 1983 to 1995.
                         He serves as Chairman of the Committee on Directors and
                         Board Governance and is a member of the Executive Committee,
                         Compensation Committee and Strategic Planning Committee. He
                         is also a director of Russell Reynolds Associates, Inc.

     Except as noted, each of the nominees for director has been engaged in his principal occupation for more than the past five years.

COMPOSITION OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors and various Committees of the Board that meet throughout the year govern the Company. The Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of the Company, although the Board is not involved in day-to-day operations. Members of the Board are kept informed of the Company's businesses by various reports and documents sent to them, as well as by operating and financial reports made at Board and Committee meetings by the Chairman of the Board, President and other corporate officers. The Board has established five standing committees, including the Audit Committee, the Compensation Committee and the Committee on Directors and Board Governance, each of which is briefly described in the following table. The other committees of the Board include the Executive Committee and the Strategic Planning Committee.

                                AUDIT COMMITTEE

                        FUNCTIONS                           MEMBERS(1)
- Recommend to the Board the independent auditors to be     Bob G. Gower (Chairman)
  engaged or discharged by the Company                      C. Sean Day
                                                            J. Virgil Waggoner(2)
- Confer with the independent auditors regarding their
  review of the annual financial statements, including
  any questions, comments or suggestions they may have
  relating to the internal controls, accounting practices
  or procedures of the Company
- Review the scope of the audit to be performed and the
  fees for the audit and related matters (including
  nonaudit services)
- Review the program of the Company's internal auditor,
  including procedures for assuring implementation of
  accepted recommendations made by the independent
  auditors
- Receive summaries of all audit reports issued by the
  internal auditor

                             COMPENSATION COMMITTEE

                        FUNCTIONS                           MEMBERS(1)
- Make recommendations to the Board regarding               William M. Lamont, Jr. (Chairman)
  compensation policies, including salary, bonuses and      Philip J. Burguieres
  other compensation                                        Robert G. Stone, Jr.
                                                            Thomas M. Taylor(2)
- Administer the Company's stock option plans and grant     J. Virgil Waggoner(2)
  stock options under such plans                            Henry Gilchrist (Advisory Member)

                  COMMITTEE ON DIRECTORS AND BOARD GOVERNANCE

                        FUNCTIONS                           MEMBERS
- Perform the functions of a nominating Committee to        Robert G. Stone, Jr. (Chairman)
  recommend candidates for election to the Board            William M. Lamont, Jr.
                                                            George A. Peterkin, Jr.
- Review the size and composition of the Board              J. H. Pyne
                                                            Thomas M. Taylor(2)
- Maintain oversight of Board operations and
effectiveness
- Evaluate performance of the Board and its individual
  members, including the Chairman and the Company's
  President

     The Committee on Directors and Board Governance will consider candidates for Board membership suggested by stockholders. Suggestion for candidates, accompanied by biographical information for evaluation, may be sent to the Secretary of the Company at its principal office address.

---------------

(1) Each of the members of the Committee is a "non-employee director" (i.e., not an officer or employee of the Company or its subsidiaries).

(2) Mr. Waggoner and Mr. Taylor will not run for reelection and it is currently anticipated that they will not be replaced on the Committees on which they serve.

ATTENDANCE AT MEETINGS

     During 1999, the Board of Directors held 11 meetings. In addition, the Audit Committee met three times, the Compensation Committee met five times and the Executive Committee met one time. The Strategic Planning Committee and the Committee on Directors and Board Governance did not meet during 1999. Each director attended more than 75% of the meetings of the Board except Mr. Day and Mr. Stone, who each attended eight of the eleven meetings, and each director attended more than 75% of all meetings of each Board Committee on which such director served except Mr. Stone, who attended four of six Committee meetings, and Mr. Taylor, who attended three of five Committee meetings.

DIRECTOR COMPENSATION

     Directors who are employees of the Company do not receive any fees for their services as Directors. During 1999, each nonemployee director and advisory director received an annual retainer of $10,000, received $1,000 for each Board meeting attended and $750 for each Committee meeting attended ($500 if a Committee met on the same day and at the same place as a meeting of the Board). The Chairman of each Committee received an additional annual retainer of $2,500. Directors and advisory directors are reimbursed for reasonable expenses incurred for attending the meetings. There are no family relationships among any directors of the Company.

     The Company has three director stock option plans, the 1989 Director Stock Option Plan (the "1989 Director Plan"), the 1994 Nonemployee Director Stock Option Plan (the "1994 Director Plan") and the 2000 Director Stock Option Plan (the "2000 Director Plan").

     The 1989 Director Plan, under which no more options can be granted, provided for the one-time granting to nonemployee directors of stock options to purchase the Company's common stock. In 1994, the 1989 Director Plan was amended, with the automatic grant to future directors reduced from 10,000 shares to 5,000 shares of common stock. Currently, Mr. Waggoner holds an option under the 1989 Director Plan for 10,000 shares of common stock. Mr. Day, Mr. Gower and Mr. Taylor each hold options under the 1989 Director Plan for 5,000 shares of common stock.

     The 1994 Director Plan provides for the automatic granting to nonemployee directors or advisory directors of stock options to purchase the Company's common stock. In January 1994, each nonemployee director or advisory director received an option to purchase 1,500 shares of common stock. On the first business day immediately following the Annual Meeting of Stockholders, beginning with the 1994 meeting, each nonemployee director or advisory director received, or will receive, an option to purchase 1,500 shares of the Company's common stock at the fair market value of such stock on such date. Currently, under the 1994 Director Plan, Mr. Lamont, Mr. Stone, Mr. Waggoner and Mr. Gilchrist each hold options for 10,500 shares of common stock. Mr. Day and Mr. Taylor each hold options for 6,000 shares of common stock. Mr. Gower holds options for 3,000 shares of common stock.

     The 2000 Director Plan provides for the one-time granting to nonemployee directors of stock options to purchase 5,000 shares of the Company's common stock. The stock option is granted to the nonemployee director on the date such nonemployee director is elected as a director, at an exercise price equal to the fair market value of the common stock on such date. Mr. Burguieres holds an option under the 2000 Director Plan for 5,000 shares of common stock.

     The Company also has a 1993 Nonqualified Stock Option for Robert G. Stone, Jr. (the "Stone Option"). The Stone Option provided for the grant to Mr. Stone, in July 1993, of a stock option to purchase

25,000 shares of the Company's common stock. The purpose of the Stone Option is to provide an incentive to retain Mr. Stone as a member of the Board.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the number of shares of common stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table, and by the directors and executive officers of the Company as a group as of March 1, 2000. Under rules of the Securities and Exchange Commission ("SEC"), "beneficial ownership" is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual's benefit.

                                                    SHARES OF COMMON STOCK
                                             BENEFICIALLY OWNED ON MARCH 1, 2000
                                       ------------------------------------------------
                                                    VOTING OR                             PERCENT OF
                                                    INVESTMENT    RIGHT TO                  COMMON
                                       DIRECT(1)     POWER(2)    ACQUIRE(3)     TOTAL     STOCK(3)(4)
                                       ----------   ----------   ----------   ---------   -----------
DIRECTORS
  Philip J. Burguieres...............      7,000       65,700        5,000       77,700
  C. Sean Day........................      5,300                    11,000       16,300
  Bob G. Gower.......................     40,000                     8,000       48,000
  William M. Lamont, Jr. ............     13,142(5)                 10,500       23,642
  C. Berdon Lawrence.................  3,559,667                   912,267    4,471,934      18.2%
  George A. Peterkin, Jr. ...........    283,176(6)                110,000      393,176       1.6%
  J. H. Pyne.........................     45,414                    75,000      120,414
  Robert G. Stone, Jr. ..............    126,550(7)                 35,500      162,050
  Thomas M. Taylor...................     30,000                    11,000       41,000
  J. Virgil Waggoner.................      6,000                    20,500       26,500
NAMED EXECUTIVES
  Mark R. Buese......................      7,000                    31,500       38,500
  Ronald C. Dansby...................     10,000(8)                 87,500       97,500
  Norman W. Nolen....................                               10,000       10,000
  Jack M. Sims.......................      1,075                    20,750       21,825
  Dorman L. Strahan..................                               57,500       57,500
  Directors and Executive Officers as
     a group (19 in number)..........  4,146,919       65,700    1,434,892    5,647,511      22.6%

---------------

(1) Shares held individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account. Also includes shares held under the Company's 401(k) Plan.

(2) Shares with respect to which directors or executive officers have or share voting or investment power. Mr. Burguieres may be deemed to be the beneficial owner of 65,700 shares owned by EMC Holdings, LLC because of his position as Chairman and Chief Executive Officer of that company.

(3) The number of shares and percentage ownership of common stock for each person named assumes that such person is the beneficial owner of common stock with respect to which such person has the right to acquire beneficial ownership within 60 days after March 1, 2000. The number of shares and percentage ownership of common stock for the named directors and executive officers as a group assumes that all of the shares shown as beneficially owned by each of such persons are outstanding.

(4) Unless otherwise indicated, beneficial ownership of any named individual is less than 1% of the outstanding shares of common stock.

(5) Does not include 406,719 shares owned by his wife, Mary Noel Lamont, or 505,171 shares owned by trusts of which Ms. Lamont is the beneficiary. Mr. Lamont disclaims beneficial ownership of all 911,890 shares.

(6) Does not include 104,170 shares owned by trusts of which Mr. Peterkin is trustee, the beneficiaries of which are relatives of his or his wife. Does not include 5,000 shares owned by his wife. Mr. Peterkin disclaims beneficial ownership of all 109,170 shares.

(7) Does not include 10,450 shares owned by a trust of which Mr. Stone is the trustee. Also does not include 16,000 shares owned by his wife. Mr. Stone disclaims beneficial ownership of all 26,450 shares.

(8) Mr. Dansby retired from the Company on December 31, 1999.

PRINCIPAL STOCKHOLDERS

     The following table and notes set forth information as of the dates indicated concerning persons known to the Company to be the beneficial owner of more than 5% of the Company's outstanding common stock:

                                                              NUMBER OF SHARES       PERCENT
                     NAME AND ADDRESS                       BENEFICIALLY OWNED(1)    OF CLASS
                     ----------------                       ---------------------    --------
C. Berdon Lawrence........................................        4,471,934(2)        18.2%
55 Waugh Drive, Suite 1000
Houston, Texas 77007
Ontario Teachers' Pension Plan Board......................        2,336,716(3)         9.5%
5650 Yonge Street
Toronto, Ontario M2M 4H5
Shapiro Capital Management, Inc. .........................        1,912,525(4)         7.8%
3060 Peachtree Road, Suite 1555
Atlanta, Georgia 30305
GeoCapital, LLC...........................................        1,851,980(5)         7.6%
767 Fifth Avenue, 45th Floor
New York, New York 10153
Luther King Capital Management Corporation................        1,767,807(6)         7.2%
301 Commerce Street, Suite 1600
Fort Worth, Texas 76102

---------------

(1) Except for 912,267 shares with respect to which Mr. Lawrence has the right to acquire beneficial ownership, to the Company's knowledge, all of the shares are directly owned by the named person or entities and none were subject to options or other rights to acquire beneficial ownership in the future.

(2) Based on Schedule 13D, dated October 22, 1999, filed by C. Berdon Lawrence with the SEC, updated for an additional 88,178 shares issued in accordance with a post-closing working capital adjustment relating to the Hollywood merger.

(3) Based on Schedule 13D dated December 6, 1999, filed by Ontario Teachers' Pension Plan Board with the SEC.

(4) Based on Schedule 13G dated January 20, 2000 filed by Shapiro Capital Management, Inc. with the SEC.

(5) Based on Schedule 13G, dated January 21, 2000, filed by GeoCapital, LLC with the SEC.

(6) Based on Schedule 13G, dated February 8, 2000 filed by Luther King Capital Management Corporation with the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company's directors and executive officers, and persons who own beneficially more than 10% of the Company's common stock, are required under
Section 16(a) of the Securities Exchange Act of 1934 to file reports of beneficial ownership and changes in beneficial ownership of the Company's common stock with the SEC and the New York Stock Exchange. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that all filing requirements were complied with during 1999.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors of the Company has a standing Compensation Committee whose functions are to (1) make recommendations to the Board of Directors regarding compensation policies, including salary, bonuses and other compensation, (2) administer all of the Company's stock option plans, and (3) grant stock options under the Company's stock option plans, except those plans as to which grants of options are automatic and those as to which no additional options may be granted. The Compensation Committee held five meetings in 1999. In 1999, the Board of Directors did not modify or reject in any material way any action or recommendation of the Compensation Committee. The Compensation Committee is composed of four members and one advisory member, none of whom is an employee of the Company and all of whom are "Disinterested Persons" or "Outside Directors" as defined in the Company's various stock option plans.

     Compensation of executive officers is based primarily on three elements:
(1) base salary, (2) annual incentives, such as bonuses, and (3) long-term incentives, primarily stock options. The basic goal is to pay compensation comparable to similar corporations, giving due regard to relative financial performance, and to tie annual incentives and long-term incentives to corporate performance and a return to the Company's stockholders.

     With regard to base salary, the objective is to set compensation at somewhat below the competition median for similar positions in similar companies, and the Compensation Committee believes that this objective has generally been achieved.

     With regard to the annual cash incentives for an executive officer, exclusive of base salary, the Compensation Committee attempts to set bonuses at a level such that, with a positive performance by the executive officer, and a certain level of profitability by the Company, the total compensation for such executive officer, being base salary plus annual cash incentives, should be above the median total cash compensation of similar corporations and positions. The Compensation Committee believes that total annual cash compensation above the median for similar corporations and positions is appropriate since a significant portion of each executive officer's total annual cash compensation is at risk due to both individual and Company performance factors.

     The Company's executive officers were considered for annual incentive bonuses paid in 1999 with respect to 1998 performance based on a return on invested capital formula that calculates a bonus pool and then distributes the bonus pool to participants based on Company and individual performance.

     The annual incentive bonuses paid in 1999 to the Chairman of the Board and the President of the Company were recommended by the Compensation Committee and approved by the nonmanagement members of the Board of Directors. Bonuses for the other executive officers who do not work for any of the Company's operating subsidiaries were approved by the Compensation Committee. Major factors in determining these bonuses are the perceived individual contributions and the correlation of such contributions to the overall corporate performance, the level of bonuses paid to executive officers in the marine transportation subsidiaries and the strategic and financial performance of the Company.

     Effective for bonuses earned during the 1999 fiscal year, the Board of Directors of the Company adopted a new incentive compensation program based on the creation of "Economic Value" ("EV") in each of the

Company's three business groups -- inland marine transportation, diesel engine services and offshore marine transportation -- and for the Company as a whole. Performance under the program is measured on a calendar year basis. The primary component of the program for executive officers and other management level employees is a "Business Performance Bonus".

     The Company establishes its key business objectives at the beginning of the year. The primary performance benchmark used is EV, a financial measure of performance calculated to determine whether the Company is generating returns above the rate expected by debt holders and equity holders, a blended rate called the "cost of capital" for the Company.

     For the Business Performance Bonus, EV objectives are established for the Company and for each of its business groups. A target bonus and a maximum bonus which would be earned if the EV objective is achieved or exceeded are established for each eligible employee. The bonus is formula based and can vary from 0% to 125% of the target bonus, depending on the EV added for the year in the Company or in the employee's business group, as applicable. Bonuses for employees of the Company itself (a holding company which conducts operations through its subsidiaries) are based entirely on the performance of the Company as a whole. Bonuses for the heads of the Company's business groups are based 50% on the performance of the business group and 50% on overall Company performance. Bonuses for all other employees in a business group are based 70% on the performance of the business group and 30% on Company performance.

     The incentive compensation program also allows for special achievement awards to reward exceptional individual performance. The highest ranking executives in the Company (including the Chief Executive Officer) are not eligible for special achievement awards.

     Stock options granted to executive officers and other Company employees have been granted at a price equal to the fair market value of common stock on the date of grant and, except for the Premium Stock Options granted on November 5, 1996 and February 15, 1999 (the "Premium Stock Options"), generally vest in equal increments over a period of four years and, unless earlier terminated, are for a period of ten years. The Premium Stock Options, which cover 777,000 of the shares subject to unexercisable options shown in the table under "Aggregated Option Exercises in 1999 and 1999 Year-End Option Value" below, are for a period of ten years. Fifty percent of the Premium Stock Options may be exercised if the fair market value of the Company's common stock exceeds $28.73 per share for twenty consecutive business days prior to November 5, 2000. All of the Premium Stock Options may be exercised if the fair market value of the Company's common stock exceeds $30.88 per share for twenty consecutive business days prior to November 5, 2000. All of the Premium Stock Options may be exercised on or after November 5, 2005.

     The Compensation Committee's objective for long-term incentive compensation for executive officers is the median for long-term incentive compensation of similar corporations and positions, giving effect to the Company's long-term performance relative to its peers.

     In addition to retirement, health care and similar benefits, the primary long-term incentives for executive officers are options under the Company's stock option plans. Generally, in January or December of each year, stock option awards are made by the Compensation Committee. The Compensation Committee believes that the Company's long-term executive officer compensation, as evidenced by the options granted to date, does not exceed the value of stock options granted by similar companies to their executive officers holding similar positions.

     The Compensation Committee encounters certain difficulties in establishing a peer group of companies for compensation comparison purposes because there are few publicly traded marine transportation companies of similar size and none with a similar service mix. Some other marine transportation companies are limited partnerships or subsidiaries of larger public corporations, again making comparisons difficult. The Compensation Committee also compares the Company's executive compensation to the executive compensation of publicly held industrial companies.

     On October 18, 1994, on the recommendation of the Compensation Committee, the Board of Directors adopted an unfunded, nonqualified Deferred Compensation Plan for Key Employees effective January 1, 1992, which was designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company's Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The plan is designed to restore benefits for employees being compensated in excess of $160,000 per annum.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Compensation Committee did take the steps necessary to qualify the Premium Stock Options awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. The Compensation Committee considers the net cost to the Company in making all compensation decisions.

     On the recommendation of the Compensation Committee, the 1999 base salary compensation for J. H. Pyne, the Company's Chief Executive Officer, was established at $425,000 by the Company's Board of Directors effective January 1, 1999. The $125,000 bonus paid to Mr. Pyne in 1999, which was earned in 1998, was determined by the Company's Board of Directors on April 20, 1999, on the recommendation of the Compensation Committee.

     The Chief Executive Officer's base pay and the bonus earned in 1998 and paid in 1999 were generally based on the same factors and criteria outlined above, being compensation paid to chief executives of corporations of similar size, individual as well as corporate performance and a general correlation with compensation of other executive officers of the Company.

     In 1999, the Compensation Committee granted nonqualified stock options covering 151,000 shares of common stock to persons considered executive officers of the Company. The Compensation Committee generally has granted stock options based on its belief that stock options are a key element in the Company's executive compensation policy. The Compensation Committee grants stock options to executive officers based on its evaluation of individual performance and the Company's overall performance. The Compensation Committee recognizes that there is a significant subjective element in this procedure, but believes that such procedure is better suited to the Company than would be a formula-driven policy. Total options outstanding at the end of 1999 were for 825,725 shares, excluding the Premium Stock Options, constituting 3.4% of the then outstanding common stock of the Company, and 859,000 shares in the Premium Stock Option program, constituting 3.5% of the then outstanding common stock of the Company, assuming all such options were fully exercised. The Compensation Committee believes that options in this amount are justified and are within the range of options granted by similar corporations that consider stock options an important part of their executive compensation package and that the options held by the Chief Executive Officer are an appropriate portion of the total options. The Compensation Committee believes that the Premium Stock Option program places a greater proportion of the compensation of senior executives at risk under an incentive program which is clearly aligned with the creation of stockholder value.

                                            COMPENSATION COMMITTEE

                                            William M. Lamont, Jr., Chairman
                                            Robert G. Stone, Jr.
                                            Thomas M. Taylor
                                            J. Virgil Waggoner
                                            Henry Gilchrist, Advisory Member

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Mr. Lamont, Mr. Stone, Mr. Taylor and Mr. Waggoner. No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. Mr. Gilchrist, a nonvoting advisory member of the Compensation Committee, served as the Secretary of the Company until April 1997, but was not and is not an employee of the Company. In 1999, no executive officers of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board of Directors or Compensation Committee of the Company.

SUMMARY ANNUAL AND LONG-TERM COMPENSATION

     The following table summarizes compensation paid in 1997, 1998 and 1999 by the Chief Executive Officer and the five other highest paid executive officers (the "named executive officers") for 1999:

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                              ANNUAL COMPENSATION   --------------
              NAME AND                        -------------------   SHARES SUBJECT      ALL OTHER
         PRINCIPAL POSITION           YEAR     SALARY    BONUS(1)     TO OPTIONS     COMPENSATION(2)
         ------------------           ----    --------   --------   --------------   ---------------
J. H. Pyne..........................  1999    $434,360   $     --           --           $    --
  President, Director and Chief       1998     334,360    125,000           --            27,819
  Executive Officer                   1997     334,360    153,588           --            27,879
Norman W. Nolen.....................  1999     183,959         --       80,000                --
  Executive Vice President            1998          --         --           --                --
                                      1997          --         --           --                --
Mark R. Buese.......................  1999     150,902         --        3,000                --
  Sr. Vice
     President -- Administration      1998     141,840     65,000        7,500            23,034
                                      1997     135,840     60,000           --            21,880
Jack M. Sims........................  1999     138,360         --        3,000                --
  Vice President -- Human Resources   1998     133,360     61,000           --            21,560
                                      1997     128,560     56,000           --            20,770
Dorman L. Strahan...................  1999     164,360         --       10,000                --
  President of Kirby Engine           1998     158,160     73,000           --            24,283
  Systems, Inc.                       1997     152,760     65,000           --            20,513
Ronald C. Dansby....................  1999(3)  231,360         --       10,000                --
  Executive Vice President of Kirby   1998     221,580     98,000           --            27,819
  Inland Marine, Inc.                 1997     214,380     95,000           --            27,879

---------------

(1) Bonuses for 1999, payable in 2000, have not been determined as of the date of this Proxy Statement.

(2) Represents the aggregate value of the Company's contributions under the Company's Profit Sharing Plan, 401(k) Plan and Excess Benefit Plan. The Company's contributions under these deferred compensation plans for the 1999 year have not been determined as of the date of this Proxy Statement, except for the Company's matching contributions under the Company's 401(k) Plan, pursuant to which matching contributions to the individual accounts were as follows: $4,800 each to Mr. Pyne and Mr. Dansby, $4,053 to Mr. Buese, $3,870 to Mr. Sims and $4,456 to Mr. Strahan.

(3) Mr. Dansby retired from the Company on December 31, 1999.

STOCK OPTIONS GRANTED, OPTION EXERCISES AND YEAR END VALUE

     The following table includes information on grants of stock during 1999 to five of the named executive officers. No options were granted to Mr. Pyne during 1999. The amounts shown for the named executive officers as potential realizable value for such options are based on assumed annual rates of stock price appreciation of 0%, 5% and 10% over the full ten-year terms of the options. The amounts shown as potential realizable value for all stockholders as a group represent the corresponding increases in the market value of 24,523,345 outstanding shares of common stock held by all stockholders as of December 31, 1999. No gain to the optionees is possible without an increase in the stock price that would benefit all stockholders proportionately. The potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

                         STOCK OPTIONS GRANTED IN 1999

                                                                                    POTENTIAL REALIZED VALUE
                                                                                    AT ASSUMED ANNUAL RATES
                                                                                  OF STOCK PRICE APPRECIATION
                                          INDIVIDUAL GRANTS                            FOR OPTION TERM(4)
                           -----------------------------------------------   --------------------------------------
                                      % OF TOTAL
                                       OPTIONS                                 0%           5%             10%
                                      GRANTED TO   EXERCISE                  ANNUAL       ANNUAL          ANNUAL
                           OPTIONS    EMPLOYEES     OR BASE     EXPIRATION   GROWTH       GROWTH          GROWTH
NAME                       GRANTED     IN 1999       PRICE         DATE      RATE(3)     RATE(3)         RATE(3)
----                       -------    ----------   ---------    ----------   -------   ------------    ------------
Mark R. Buese............   3,000(1)     1.53%     $17.90625     01-18-09      $0      $     33,783    $     85,614
Norman W. Nolen(6).......  40,000(1)    20.46%      17.28125     02-15-09       0           434,722       1,101,674
                           40,000(2)    20.46%      19.50000     11-05-06       0           317,540         740,000
Ronald C. Dansby(7)......  10,000(1)     5.12%      17.90625     01-18-09       0           112,612         285,380
Jack M. Sims.............   3,000(1)     1.53%      17.90625     01-18-09       0            33,783          85,614
Dorman L. Strahan........  10,000(1)     5.12%      17.90625     01-18-09       0           112,612         285,380
All stockholders as a
  group..................     N/A         N/A          20.50(5)       N/A       0       316,162,321(5)  801,219,371(5)

---------------

(1) These options become exercisable 25% after one year, 50% after two years, 75% after three years and 100% after four years of the date of grant. The exercise price for the options may be paid with already owned shares of common stock. No stock appreciation rights were granted with the stock option.

(2) This option becomes exercisable as follows:

     (a) 50% of the option shares on or after the first day following completion of a period of twenty (20) consecutive business days on which the fair market value of the Common Stock exceeds $28.73 per share, but only where such period is completed prior to November 5, 2000;

     (b) 100% of the option shares on or after the first day following completion of a period of twenty (20) consecutive business days on which the fair market value of the Common Stock exceeds $30.88 per share, but only where such period is completed prior to November 5, 2000; and

     (c) 100% of the option shares on or after November 5, 2005.

(3) For stock options, the value is based on the exercise price per share of common stock, which was the average of the high and low sales price per share of common stock on the New York Stock Exchange on the date of grant.

(4) Potential realizable value amounts for the named executive officers have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the ten-year term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the option. The derived potential realized value is the nominal undiscounted future value not adjusted for inflation.

(5) For stockholders as a group, the potential realized value reflects the appreciation over $20.50 per share of common stock, which was the closing price per share of common stock on December 31, 1999, for 24,523,345 outstanding shares of common stock as of December 31, 1999.

(6) Mr. Nolen became an employee of the Company and received option grants when he was elected a Senior Vice President effective February 15, 1999. Mr. Nolen was promoted to Executive Vice President on October 19, 1999.

(7) Mr. Dansby retired from the Company on December 31, 1999.

     The following table summarizes for each of the named executive officers their option exercises in 1999 and the value of their options at December 31, 1999.

      AGGREGATED OPTION EXERCISES IN 1999 AND 1999 YEAR-END OPTION VALUES

                                                          NUMBER OF SHARES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                             OPTIONS AT              IN-THE-MONEY OPTIONS AT
                           SHARES                         DECEMBER 31, 1999           DECEMBER 31, 1999(2)
                         ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                      EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
J. H. Pyne.............    10,000       $107,500       71,875         228,125       $419,336       $ 12,696
Norman W. Nolen........                                                80,000                       128,750
Ronald C. Dansby.......    10,000        107,500       85,000         174,000        599,375         25,938
Jack M. Sims...........                                17,500           8,000        119,281         17,469
Mark R. Buese..........     5,000         44,688       28,875          49,625        173,172         11,297
Dorman L. Strahan......                                55,000          92,000        298,625         25,938

---------------

(1) Based on the average of the high and low sales price per share of common stock on the date of exercise.

(2) Value based on $20.50 per share of common stock, which was the closing price per share of common stock on December 31, 1999.

COMPENSATION AGREEMENTS

     In connection with its acquisition of Hollywood Marine, Inc. on October 12, 1999, the Company entered into an Employment Agreement with C. Berdon Lawrence, the former President of Hollywood and current Chairman of the Board of the Company. The Agreement is for a three-term year, provides for an annual base salary of $375,000 (subject to increase but not decrease at the discretion of the Board of Directors) and provides that Mr. Lawrence is eligible to participate in other compensation and benefit plans generally on the same basis as other Company officers. The Agreement contains noncompetition and confidentiality covenants and provisions for termination by the Company with or without cause (in the latter case with certain cash severance payments).

     The Company has a Deferred Compensation Agreement with Mr. Pyne in connection with his employment as its President. The agreement provides for benefits to Mr. Pyne totaling $4,175 per month commencing upon the later of his severance from the employment of the Company, or his 65th birthday and continuing until the month of his death. If Mr. Pyne should die prior to receiving such deferred compensation, the agreement provides for monthly payments to his beneficiary for a period of sixty months. The agreement also provides that no benefits will be paid if Mr. Pyne is terminated for cause (as defined in the agreement).

     The Company has an unfunded, nonqualified Deferred Compensation Plan for Key Employees which was adopted in October 1994, effective January 1, 1992. The Plan is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company's Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The benefits under the Deferred Compensation Plan are designed to restore benefits for employees being compensated in excess of $160,000 per year. The following table discloses for the named executive officers the amount of contributions to the Deferred Compensation Plan for 1997 and 1998. Contributions for the 1999 year have not been determined as of the date of this Proxy Statement.

                                                                  DEFERRED
                                                              COMPENSATION PLAN
                                                              -----------------
                                                               1997      1998
                                                              -------   -------
J. H. Pyne..................................................  $28,510   $28,698
Ronald C. Dansby............................................    7,836     9,086

COMMON STOCK PERFORMANCE GRAPH

     The performance graph below shows the cumulative total return on the Company's common stock compared to the Russell 2000 Index and the Dow Jones Marine Transportation Index over the five-year period beginning December 31, 1994. The results are based on an assumed $100 invested on December 31, 1994, and reinvestment of dividends.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                AMONG KIRBY CORPORATION, THE RUSSELL 2000 INDEX
                 AND THE DOW JONES MARINE TRANSPORTATION INDEX

                              [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------------
                                                  12/94       12/95       12/96       12/97       12/98       12/99
----------------------------------------------------------------------------------------------------------------------
  KIRBY CORPORATION                               $100        $ 82        $100        $ 98        $101        $104
  RUSSELL 2000                                    $100        $127        $155        $204        $191        $188
  DOW JONES MARINE TRANSPORTATION                 $100        $114        $139        $167        $103        $128

                            OTHER BUSINESS (ITEM 2)

     The Board of Directors knows of no other business to be brought before the Annual Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Company and its stockholders.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP served as the Company's principal independent public accountants during 1999 and will continue to serve as the Company's principal independent public accountants for the current year. Representatives of KPMG LLP are expected to be present at the 2000 Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Shareholder proposals intended to be presented at the Company's 2001 Annual Meeting must be received by the Company at its principal executive office no later than November 8, 2000 and must otherwise comply with the requirements of the Securities and Exchange Commission to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            THOMAS G. ADLER
                                            Secretary

March 8, 2000
Houston, Texas

                                KIRBY CORPORATION
                           55 Waugh Drive, Suite 1000
                                  P.O. Box 1745
                            Houston, Texas 77251-1745

 This Proxy is solicited on behalf of the Board of Directors of Kirby
Corporation.

     The undersigned hereby appoints J. H. Pyne, Norman W. Nolen, G. Stephen Holcomb and Thomas G. Adler, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each to represent and to vote, as designated below, all the shares of common stock, par value $0.10 per share, of Kirby Corporation (the "Company") held of record by the undersigned as of the close of business on March 1, 2000, at the Annual Meeting of Stockholders to be held on April 18, 2000, at the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010, at 10:00 A.M. (CDT) and any adjournment(s) thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PERSONS LISTED IN ITEM 1 AND SHOULD ANY OF THEM BECOME UNAVAILABLE FOR NOMINATION OR ELECTION OR REFUSE TO BE NOMINATED OR ACCEPT ELECTION AS A DIRECTOR OF THE COMPANY, THE PROXY WILL BE VOTED FOR THE ELECTION OF SUCH PERSON OR PERSONS AS MAY BE NOMINATED OR DESIGNATED BY THE BOARD OF DIRECTORS. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 2.

      The Board of Directors recommends a vote "FOR" all of the following
Proposals:

     1. To elect eight (8) directors to hold office until the next annual election of directors by stockholders or until their respective successors shall have been duly elected and shall have qualified.

     Nominees:      Philip J. Burguieres, C. Sean Day, Bob G. Gower, William M.
                    Lamont, Jr., C. Berdon Lawrence, George A. Peterkin, Jr.,
                    J.H. Pyne, Robert G. Stone, Jr.

                                     [ ] FOR       [ ] WITHHELD

[  ]
--------------------------------------------------------------------------------
                     For all nominees except as noted above

                     (Please date and sign on reverse side)

      2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                    [ ] FOR       [ ] AGAINST      [ ] ABSTAIN

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

     [ ] MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT.



                           Signature:                            Date
                                     --------------------------      ----------

                           Signature:                            Date
                                     --------------------------      ----------


                           Please execute this Proxy as your name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary or representative capacity, please set forth the full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in a partnership name by authorized person.